EXHIBIT (5)



                   [Letterhead of ROPES & GRAY]



                                          January 17, 1994




State Street Boston Corporation
225 Franklin St.
Boston, MA 02110

Ladies/Gentlemen:

     This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities and Exchange Act of 1933, as amended, for the registration of 3,500,000 shares of common stock, $1 par value (the "Shares"), of State Street Boston Corporation (the "Company") issuable under the Company's 1994 Stock Option and Performance Unit Plan (the "Plan").

     We have acted as counsel for the Company in connection with the Plan and are familiar with the action taken by the Company in connection with it. For purposes of this opinion we have examined copies of votes of the board of directors and stockholders, certified as of a recent date, the Plan and such other documents as we deemed appropriate.

     Based upon the foregoing, we are of the opinion that, when the Shares have been issued and sold and consideration received therefor by the Company in accordance with the terms of the Plan, the shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement.

                                  Very truly yours,

                                     Ropes & Gray

                                  Ropes & Gray








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